Exhibit 4.5

Limited Waiver

Whereas, Acquicor Technology, Inc., a Delaware corporation (the “Company”), has entered into a Purchase Agreement (the “Purchase Agreement”) dated as of December 18, 2006 with CRT Capital Group LLC and Needham & Company, LLC (the “Initial Purchasers”) pursuant to which the Company intends to issue 8% Senior Convertible Notes Due 2011 (the “Notes”);

Whereas, the undersigned holders of the Company’s securities (each a “Holder” and collectively, the “Holders”) may have certain piggy-back registration rights pursuant to (i) Section 2.2 of that certain Private Placement Unit Purchase Agreement dated March 8, 2006 among the Company, ThinkEquity Partners LLC and the purchasers on Exhibit A thereto; (ii) Section 7.2 of that certain Registration Rights Agreement dated March 8, 2006 among the Company and the insiders listed on Exhibit A thereto; or (iii) Section 5.2 of those certain Unit Purchase Options initially issued to ThinkEquity Partners, LLC in connection with the Company’s initial public offering (collectively, the “Piggy-Back Rights”); and

Whereas, as a condition to the purchase of the Notes, the Company is required to enter into a registration rights agreement with the Initial Purchasers for the benefit of the holders of the Notes (the “New Rights Agreement”).

Now, Therefore, in consideration of the benefits each Holder will receive from the purchase of the Notes as a holder of securities of the Company, each Holder, intending to be legally bound, hereby agrees as follows:

1.    Waiver of Piggy-Back Rights.  Each Holder hereby waives any and all Piggy-Back Rights possessed by it in connection with any Shelf Registration Statement (as defined in the New Rights Agreement) or other registration statement filed with the Securities Exchange Commission pursuant to the New Rights Agreement.

2.	Miscellaneous.

2.1 Binding Agreement. This Limited Waiver shall be immediately effective against each Holder upon delivery to the Company by such Holder of a counterpart signature page hereto, regardless of which other Holders have executed this Limited Waiver. The terms and conditions of this Limited Waiver shall inure to the benefit of and be binding upon the respective successors and assigns of the undersigned. Nothing in this Waiver, expressed or implied, is intended to confer upon any third party any rights or remedies hereunder, except as expressly provided herein.

2.2 Governing Law. This Waiver shall be governed by and construed under the laws of the State of California, without giving effect to conflicts of laws principles.

2.3 Entire Agreement. This Waiver constitutes the full and entire understanding and agreement with regard to the subject hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

In Witness Whereof, the undersigned have executed this Limited Waiver as of December 18, 2006.

ACQUICOR MANAGEMENT LLC

By:  /s/ Gilbert F. Amelio
Name: Gilbert F. Amelio
Title: Sole Manager

/s/ Harold L. Clark
HAROLD L. CLARK

/s/ John P. Kensey
JOHN P. KENSEY

/s/ Moshe I. Meidar
MOSHE I. MEIDAR

/s/ Paul Pittman
PAUL PITTMAN

THINKEQUITY PARTNERS LLC

By:  /s/ Michael Moe
Name: Michael Moe
Title: Chairman and Chief Executive Officer

WEDBUSH MORGAN SECURITIES, INC.

By:  /s/ Gary Wedbush
Name: Gary Wedbush
Title: Executive Vice President

CRT CAPITAL GROUP LLC

By:  /s/ Christopher Chase
Name: Christopher Chase
Title: Managing Director

GUNN ALLEN FINANCIAL, INC.

By:  /s/ Dean G. Tanella
Name: Dean G. Tanella
Title: EVP, Capital Markets Group